EXHIBIT 99.2

COLLEGIATE PACIFIC PRICES $40 MILLION CONVERTIBLE NOTES PRIVATE OFFERING

     Dallas, Texas, Nov. 23 — Collegiate Pacific Inc. (AMEX-BOO) announced the pricing of a private offering of $40 million principal amount of convertible senior subordinated notes due 2009 to a limited number of qualified institutional buyers pursuant to Rule 144A. The notes will bear interest at a rate of 5.75% per year and will be general unsecured obligations of the Company subordinate in right of payment to all existing and future secured bank debt of the Company. The Company has also granted the initial purchaser of the notes a 13-day option to purchase an additional $10 million principal amount of the notes. The sale of the notes is expected to close on November 26, 2004.

     The notes will be convertible at the option of the holder into shares of the Company’s common stock at an initial conversion rate of 68.2594 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. The initial conversion rate is equivalent to a conversion price of approximately $14.65 per share. The last reported sale price of the Company’s common stock on November 22, 2004 was $13.31 per share.

     The Company intends to use substantially all of the net proceeds from the private offering for general corporate purposes, including future acquisitions. The Company also intends to use approximately $1.2 million of such net proceeds to prepay all outstanding borrowings under its revolving line of credit.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.